                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


          INFORMATION STATEMENT FILED PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                        NOVA MEASURING INSTRUMENTS, LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                      ORDINARY SHARES (NIS 0.01 PAR VALUE)
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   M7516K 10 3
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
              DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. M7516K 10 3               13G                        Page 2 of 4 Pages


--------- ----------------------------------------------------------------------
1.        NAME OF REPORTING PERSON:  INTEL CORPORATION
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  94-1672743
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

--------- ----------------------------------------------------------------------
                          5.     SOLE VOTING POWER: 1,299,948
       NUMBER OF          ------ -----------------------------------------------
         SHARES           6.     SHARED VOTING POWER 0
      BENEFICIALLY        ------ -----------------------------------------------
     OWNED BY EACH        7.     SOLE DISPOSITIVE POWER: 1,299,948
       REPORTING          ------ -----------------------------------------------
      PERSON WITH         8.     SHARED DISPOSITIVE POWER 0
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON: 1,299,948
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                          [ ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.74%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. M7516K 10 3               13G                        Page 3 of 4 Pages


ITEM 1.              Name of Issuer: NOVA MEASURING INSTRUMENTS, LTD.
              (b)    Address of Issuer's Principal Executive Offices:
                     Weizmann Science Park
                     P.O. Box 266
                     Rehovot 76100, Israel

ITEM 2.       (a)    Name of Person Filing:  Intel Corporation
              (b)    Address of Principal Business Office or, if None,
                     Residence:
                     2200 Mission College Blvd.
                     Santa Clara, CA  95052
              (c)    Citizenship:  Delaware
              (d)    Title of Class of Securities:  Ordinary Shares
              (e)    CUSIP Number: M7516K 10 3

ITEM 3.       Inapplicable

ITEM 4.       Ownership
              (a)    Amount beneficially owned: 1,299,948
              (b)    Percent of class:  8.74%
              (c)    Number of shares as to which such person has:
                     (i)   Sole power to vote or to direct to the vote:
                           1,299,948
                     (ii)  Shared power to vote or to direct the vote:  0
                     (iii) Sole power to dispose or to direct the disposition
                           of: 1,299,948
                     (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       Inapplicable

ITEM 7.       Inapplicable

ITEM 8.       Inapplicable

ITEM 9.       Inapplicable

ITEM 10.      Inapplicable


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CUSIP No. M7516K 10 3               13G                        Page 4 of 4 Pages


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  March 16, 2001
                                   ---------------------------------------------
                                                       Date

                                              /s/ F. THOMAS DUNLAP, Jr.
                                   ---------------------------------------------
                                                    Signature

                                               F. Thomas Dunlap, Jr.
                                   Vice President, General Counsel and Secretary
                                   ---------------------------------------------
                                                     Name/Title